Exhibit 99.1

NEWS RELEASE—FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

JANUARY 7, 2013

Equity Residential Agrees to Sell $1.5 Billion of Assets to a Joint Venture of Goldman Sachs and Greystar

Chicago, IL – January 7, 2013—Equity Residential (NYSE: EQR) today announced that the company has entered into an agreement to sell a portfolio of assets to a joint venture of the Real Estate Principal Investment Area of Goldman, Sachs & Co. and Greystar Real Estate Partners LLC for $1.5 billion. The transaction values the 27 properties at approximately $187,000 per apartment unit and a capitalization rate in the mid to high 5% range. Per the agreement, Equity Residential has granted the buyer the right to exclude up to 8% of the value of these assets from their purchase. As a result, Goldman Sachs and Greystar have the contractual right to acquire all of the assets for $1.5 billion but are obligated to purchase not less than $1.38 billion of assets. The buyers have deposited $150 million in escrow and have waived their due diligence contingency. The transaction is expected to be completed in two separate closings, both of which will occur in the first quarter of 2013.

“With this transaction we will have made significant progress selling assets in our exit markets and non-core assets in primary markets to fund our share of the acquisition of Archstone,” said David J. Neithercut, Equity Residential’s President and CEO. “Demand for multifamily assets remains very strong and we are pleased that our original pricing expectations were met by this transaction.”

The assets under contract for sale are located in the following markets:

Market	Units	Purchase Price (millions)
Washington DC and Northern NJ	2,105	$517.7
Florida	1,896	$276.7
Phoenix	1,575	$180.3
Denver	1,003	$156.0
Southern California	720	$180.8
San Francisco Bay Area	711	$188.5

Total	8,010	$1,500

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 412 properties located in 13 states and the District of Columbia, consisting of 117,322 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.